UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 23, 2006

Danaher Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-08089	59-1995548
(Commission File Number)	(IRS Employer Identification No.)

2099 Pennsylvania Ave., N.W., 12th Floor, Washington, D.C.	20006-1813
(Address of Principal Executive Offices)	(Zip Code)

202-828-0850

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 23, 2006 and February 27, 2006, the Compensation Committee (“Committee”) of the Board of Directors of Danaher Corporation approved the following compensation arrangements for each of the Company’s named executive officers and for each other executive officer who is also a member of the Company’s Board of Directors (collectively, the “officers”):

•	2006 salaries for each of the officers;

•	2006 personal performance objectives under the Danaher Corporation executive officer incentive compensation program for all officers other than Messrs. Steven M. Rales and Mitchell P. Rales, who do not receive annual cash incentive compensation; and

•	equity compensation awards for each of Messrs. H. Lawrence Culp, Jr., Philip W. Knisely and Steven E. Simms.

Base Salaries

Name and Position	Base Salary
Steven M. Rales Chairman of the Board	$295,000

Mitchell P. Rales Chairman of the Executive Committee	$295,000

H. Lawrence Culp, Jr. President and Chief Executive Officer	$1,100,000

Patrick W. Allender Executive Vice President	$275,000

Daniel L. Comas Executive Vice President and Chief Financial Officer	$440,000

Philip W. Knisely Executive Vice President	$610,000

Steven E. Simms Executive Vice President	$610,000

On February 23, 2006, Danaher and Mr. Allender agreed that Mr. Allender would continue to serve as Executive Vice President of Danaher at a less than 40 hour per week basis, and that his base salary would be reduced to $275,000 per annum.

Annual cash incentive compensation

Annual cash incentive compensation awards are determined in accordance with the Danaher Corporation executive officer incentive compensation program, which is described in Exhibit 10.7 to the Form 10-K. On February 23, 2006 and February 27, 2006, the Committee approved the personal performance objectives for each of the officers (other than Messrs. Steven M. Rales and Mitchell P. Rales, who do not receive annual cash incentive compensation). These objectives encompassed objective, quantitative goals relating to Company and business unit financial results, including goals relating to revenue growth, operating profit improvement, earnings per share, working capital performance and operating performance, as well as subjective goals relating to Company, business-specific and department-specific business objectives.

Equity compensation

Awards of equity compensation are made in accordance with and subject to the terms of the Amended and Restated Danaher Corporation 1998 Stock Option Plan (the “Option Plan”), which is incorporated by reference as Exhibit 10.1 to the Form 10-K. On February 23, 2006 and February 27, 2006, the Committee approved equity awards under the Option Plan for the following officers:

•	The Committee granted to Mr. Culp options to purchase an aggregate of 810,500 shares of Company Common Stock at an exercise price of $61.69 per share. Each of the options granted expires on February 27, 2016, and all of the options become exercisable on the fifth anniversary of the grant date, which was February 27, 2006. Notwithstanding the foregoing, if Mr. Culp dies, is terminated on account of disability or without cause, or resigns for good reason, the vesting schedule will be revised such that 20% of the options granted will become exercisable on each of the first five anniversaries of February 27, 2006. All of the options granted will vest immediately upon a change of control of the Company if Mr. Culp remains employed by the Company at the time of the change in control. In addition, the Committee granted to Mr. Culp an aggregate of 324,000 performance-based restricted stock units. Each performance-based restricted stock unit represents the right to receive one share of Company Common Stock and expires on February 27, 2016. These performance-based restricted stock units vest (1) on the sixth anniversary of the grant date, which was February 27, 2006, and (2) upon the achievement of a specified earnings per share target. The Committee intended that Mr. Culp’s equity awards would cover a multi-year period. Mr. Culp last received equity awards in 2003.

•	The Committee granted to Mr. Knisely options to purchase an aggregate of 78,580 shares of Company Common Stock at an exercise price of $61.46 per share. Each of the options granted expires on February 23, 2016, and one-third of the options granted become exercisable on each of the third, fourth and fifth anniversaries of the grant date, which was February 23, 2006. In addition, the Committee granted to Mr. Knisely an aggregate of 20,960 performance-based restricted stock units. Each performance-based restricted stock unit represents the right to receive one share of Company Common Stock and expires on February 23, 2016. These performance-based restricted stock units vest (1) fifty-percent on each of the fourth and fifth anniversaries of the grant date, which was February 23, 2006, and (2) upon the achievement of a specified earnings per share target. The Committee intended that Mr. Knisely’s equity awards would cover a one-year period.

•	The Committee granted to Mr. Simms options to purchase an aggregate of 78,580 shares of Company Common Stock at an exercise price of $61.46 per share. Each of the options granted expires on February 23, 2016, and one-third of the options granted become exercisable on each of the third, fourth and fifth anniversaries of the grant date, which was February 23, 2006. In addition, the Committee granted to Mr. Simms an aggregate of 20,960 performance-based restricted stock units. Each performance-based restricted stock unit represents the right to receive one share of Company Common Stock and expires on February 23, 2016. These performance-based restricted stock units vest (1) fifty-percent on each of the fourth and fifth anniversaries of the grant date, which was February 23, 2006, and (2) upon the achievement of a specified earnings per share target. The Committee intended that Mr. Simms’ equity awards would cover a one-year period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	Executive Vice President and Chief Financial Officer

Dated: March 1, 2006